Exhibit 10.2

AMENDMENT TO 2017 SHAREHOLDERS’ LOAN AGREEMENT

This Amendment Agreement (“Amendment”) is made and entered into as of the date of the last signature below (the “Effective Date”) by and between I.R Med Ltd., an Israeli company (the “Company”), and the lender , Yaniv Cohen, of the outstanding loan (the “lender”).

WHEREAS, the Company and the lender are parties to a Loan Agreement dated January 1st 2017 (the “Agreement”), under which an outstanding debt, including accrued interest, exists;

WHEREAS, the parties wish to convert the entire outstanding debt into shares of the Company’s capital stock at a fixed price and in accordance with the terms of this Amendment;

NOW, THEREFORE, the parties agree as follows:

1.	Immediate Conversion. Notwithstanding any provision to the contrary in the Agreement, upon the Effective Date, the entire outstanding debt, including all accrued and unpaid interest, in a total amount of $4,301, shall be immediately and automatically converted into 330,846 shares of the Company’s capital stock.

2.	Conversion Price. The conversion price per share for the purpose of this Amendment shall be $0.013.

3.	Agreement Satisfaction and Termination. Upon the issuance of the shares of capital stock pursuant to this Amendment, the debt under the Agreement shall be deemed to have been fully satisfied, converted, and the Agreement shall be considered terminated and surrendered to the Company for cancellation.

All other terms and conditions of the Agreement, as not amended herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth below.

Company:

I.R Med Ltd.

By:	/s/ Sharon Levkoviz

Name:	Sharon Levkoviz

Title:	CFO

Date:	September 5, 2025

Lender(s):

By:	/s/ Yanic Cohen

Name:	Yaniv Cohen

Date:	September 5, 2025